EXHIBIT 10.16

                                                                       2/14/94


    STATE STREET BOSTON CORPORATION

    1994 SENIOR EXECUTIVES ANNUAL INCENTIVE PLAN


I.  Purpose:

    The purpose of the Plan is to provide additional incentive and reward to Senior Executives of State Street Boston Corporation (the "Company") to achieve targeted levels of earnings per share and return on equity.

II. Eligibility:

    The Chief Executive Officer and members of the Chairman's Office are designated as Participants in the Plan.

III. Performance Goals:

    The 1994 performance goals and bonus opportunities are as follows:

         1. Earnings per share. The performance goal is $2.78 per fully diluted share of the Company ("EPS") at which each Participant will receive his or her maximum bonus. The maximum bonus on account of EPS is 37.5% of salary for the Chief Executive Officer and 25% of salary for each of the other Participants. The minimum goal is $1.79 EPS at which no bonus on account of EPS is payable. On EPS between $2.78 and $1.79 the bonus will be appropriately pro rated on a straight line basis.

         2.   Return on equity.   The performance goal is an 18% average return
on common stockholders' equity (ROE) at which each Participant will receive his or her maximum bonus. The maximum bonus on account of ROE is 37.5% of salary for the Chief Executive Officer and 25% of salary for each of the other Participants. The minimum goal is 12% ROE at which no bonus on account of ROE is payable. On ROE between 18% and 12% the bonus will be appropriately pro rated on a straight line basis. The average common stockholders' equity will be determined using the methodology regularly employed by the Company in its published reports.


IV. Terms:

    A. This Plan is subject to the approval of the performance goals by stockholders at the 1994 Annual Meeting of Stockholders.

    B. Payment of bonuses will be made in cash after certification by the Committee that the payments conform to the performance goals. The Committee may defer the payment of all or a portion of any Participant's bonus. Determinations by the Committee shall be final and binding on the Company and the Participants.

    C. Extraordinary Items: Extraordinary items are those items treated as extraordinary in accordance with generally accepted accounting principles and, to the extent consistent with Section 162(m) of the Internal Revenue Code of 1986, shall be eliminated in determining net income under this Plan.

    D. The Committee may reduce or eliminate any bonus otherwise payable hereunder for any one or more of the Participants.

    E. To receive a bonus, a Participant must be an employee of the Company or one of its subsidiaries, at the time bonuses are approved by the Committee.